Contact:       Sandra Menta
               610-738-6376

FOR IMMEDIATE RELEASE
---------------------

               Cephalon Announces Over-Allotment Option Exercised

     West Chester, PA -- September 27, 1999 -- Cephalon, Inc. (NASDAQ: CEPH) announced today that the initial purchasers of its previously announced offering of 2,000,000 shares of convertible exchangeable preferred stock at $50 per share have exercised in full the over-allotment option. This brings the total amount of the offering to $125 million. Shares of the preferred stock have an annual coupon of $3.625 per share, are convertible into common stock at $17.92 per share, and are redeemable at the option of the company in two years.

     The securities offered have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders, sleep disorders and cancer.

     In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide the company's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. The company's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth below and in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you are cautioned not to place too much reliance on any such factors or forward-looking statements. Furthermore, Cephalon does not intend (and it is not obligated) to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

          NOTE: Cephalon's press releases are posted on the Internet at the company's Web site at http://www.cephalon.com. They are also available by fax
                      -----------------------
24 hours a day at no charge by calling PR Newswire's Company News On-Call at 800-758-5804, extension 134563.